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                                   EXHIBIT 21

                    SUBSIDIARIES OF OPTIMAX INDUSTRIES, INC.




Plants for Tomorrow, Inc., a Colorado corporation ("New Plants").

FloriFauna, Inc., a Florida corporation, is a subsidiary of New Plants.

Taylor-Built Industries, Inc., a Texas corporation.